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
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549
                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
FORM 4
( ) Check this box if no longer
    subject to Section 16. Form 4 or
    Form 5 obligation may continue.
    See Instruction 1(b).

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   Reschke      Michael         W.             Prime Group Realty Trust (PGE)
   (Last)       (First)      (Middle)
                                                                                                   X   Director            10% Owner
   77 West Wacker Drive                     3. IRS or Social Security   4. Statement for         -----               -----
   Suite 3900                                  Number of Reporting         Month/Year
                (Street)                       Person (Voluntary)                                  X   Officer (give        Other
                                                                           December/1998         ----- title below)  ----- (specify
   Chicago         IL           60601                                                                                       below)
   (City)        (State)        (Zip)
                                                                        5. If Amendment,            Chairman of the Board, Trustee
                                                                           Date of Original         ------------------------------
                                                                           (Month/Year)
                                                                                              7. Individual or Joint/Group Filing
                                                                           January 11, 1999      (Check Applicable Line)

                                                                                                   X   Form filed by One Reporting
                                                                                                 ----- Person
                                                                                                       Form filed by More than One
                                                                                                 ----- Reporting Person
                                                             Page 1 of 3
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FORM 4/A (continued)
                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                          --------------------------------------------------------------------------------

1. Title of Security     2. Trans-     3. Trans-      4. Securities Acquired (A)   5. Amount of        6. Ownership   7. Nature of
   (Instr. 3)               action        action         or Disposed of (D)           Securities          Form:          Indirect
                            Date          Code           (Instr. 3, 4 and 5)          Beneficially        Direct         Beneficial
                                          (Instr. 8)                                  Owned at            (D) or         Owner-
                            (Month/      ----------------------------------------     End of Month        Indirect       ship
                             Day/         Code    V      Amount  (A) or   Price                           (I)
                             Year)                                 (D)                (Instr. 3 and 4)    (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                12/01/98      P              9,900     A     14.9766       See Below            D
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                12/15/98      P             20,000     A     14.3484       See Below            D
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                12/23/98      P             47,400     A     14.1283       See Below            I               (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                12/24/98      P                500     A     14.1875       See Below            I               (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                12/30/98      P              5,300     A     14.5283       See Below            I               (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                12/31/98      P             20,800     A     15            See Below            I               (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         169,000 (2)
------------------------------------------------------------------------------------------------------------------------------------

(1) The Common Shares purchased on 12/23 through 12/31 were purchased by Prime Group Limited Partnership, a partnership in which
    Michael W. Reschke is the managing general partner and a significant owner.  All of the shares purchased by Prime Group Limited
    Partnership are included.

(2) This amount includes all of the Common Shares purchased by Prime Group Limited Partnership, a partnership in which Michael W.
    Reschke is the managing general partner.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                             Page 2 of 3
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FORM 4/A (continued)             Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g., puts, calls, warrants, options, convertible securities)
                                 -----------------------------------------------------------------------------
1. Title of                  2. Conver-     3. Trans-      4. Transac-         5. Number of Derivative         6. Date Exercisable
   Derivative Security          sion or        action         tion Code           Securities Acquired             and Expiration
   (Instr. 3)                   Exercise       Date           (Instr. 8)          (A) or Disposed of              Date
                                Price of                                          (D) (Instr. 3, 4 and 5)
                                Deriv-         (Month/                                                            (Month/Day/Year)
                                ative           Day/
                                Security        Year)
                                                           -------------------------------------------------------------------------
                                                                                                                   Date      Expira-
                                                            Code     V              (A)        (D)                 Exer-     tion
                                                                                                                   cisable   Date
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

7. Title and Amount of       8. Price of    9. Number of   10. Owner-          11. Nature of
   Underlying Securities        Derivative     Deriv-          ship                Indirect
   (Instr. 3 and 4)             Security       ative           Form of             Beneficial
                                (Instr. 5)     Securities      Deriva-             Owner-
                                               Bene-           tive                ship
                                               ficially        Security:           (Instr. 4)
                                               Owned at        Direct (D)
                                               End of          or Indirect
                                               Month           (I)
                                               (Instr. 4)
                                                               (Instr. 4)
------------------------
              Amount
   Title      or Number
              of Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
-------------------------

                                                                                   /s/ Michael W. Reschke                  2/02/99
                                                                                -------------------------------          ----------
                                                                                **Signature of Reporting Person             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

 Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

                                                             Page 3 of 3
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